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                                                                                                                        EXHIBIT 12

                   MERRILL LYNCH & CO., INC. AND SUBSIDIARIES
             COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                              (dollars in millions)
                                                                    For the Three Months Ended          For the Nine Months Ended
                                                                 ------------------------------      ------------------------------
                                                                 September 26,     September 27,     September 26,    September 27,
                                                                     2003              2002              2003           2002
                                                                 ------------      ------------      ------------     -------------


          Pre-tax earnings                                             $1,509            $1,054            $3,997           $ 3,014

          Add:  Fixed charges (excluding capitalized
                interest and preferred security dividend
                requirements of subsidiaries)                           1,839             2,534             5,971             7,499
                                                                       ------            ------            ------            ------
          Pre-tax earnings before fixed charges                         3,348             3,588             9,968            10,513
                                                                       ======            ======            ======            ======

          Fixed charges:
             Interest                                                   1,790             2,484             5,825             7,342
             Other  (a)                                                    96                98               289               302
                                                                       ------            ------            ------            ------
             Total fixed charges                                        1,886             2,582             6,114             7,644
                                                                       ======            ======            ======            ======

          Preferred stock dividend requirements                            14                14                40                41
                                                                       ------            ------            ------            ------
          Total combined fixed charges and preferred stock dividends   $1,900            $2,596            $6,154            $7,685
                                                                       ======            ======            ======            ======

          RATIO OF EARNINGS TO FIXED CHARGES                             1.78              1.39              1.63              1.38

          RATIO OF EARNINGS TO COMBINED FIXED CHARGES
            AND PREFERRED STOCK DIVIDENDS                                1.76              1.38              1.62              1.37


          (a) Other fixed charges consist of the interest factor in rentals, amortization of debt issuance costs, and preferred security dividend requirements of subsidiaries.
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